Exhibit 99.1

FOR IMMEDIATE RELEASE — February 8, 2005

NS GROUP REPORTS RECORD ANNUAL RESULTS

NEWPORT, KY—(BUSINESS WIRE) — February 8, 2005 (NYSE: NSS) NS Group, Inc. announced today results for the quarter and year ended December 31, 2004. Net sales for the quarter were $151.2 million, a 24 percent increase over the third quarter of 2004. The company reported operating income of $26.4 million for the quarter compared to $25.5 million in the third quarter of 2004. Net income for the quarter was $24.3 million, or $1.10 per diluted share, down from $24.7 million, or $1.14 per diluted share, in the third quarter of 2004. Comparative results were impacted by a higher effective income tax rate in the fourth quarter versus the third quarter. Comparative per share results were also impacted by an increase in the number of outstanding shares.

Net sales for the year ended December 31, 2004 were $467.3 million, or an 80 percent increase over the $259.0 million for the year ended December 31, 2003. Operating income for 2004 was a record $79.0 million, compared to an operating loss of $18.2 million for the prior year period. For 2004, the company reported record net income of $74.6 million, or $3.45 per diluted share, compared to a net loss of $17.3 million, or an $0.83 loss per diluted share, in 2003.

President and CEO, René J. Robichaud stated, “We are pleased to report that our 2004 financial results are the best in our company’s history. Strong demand for our energy products coupled with relatively low levels of tubular product inventory in the marketplace resulted in an increase in shipments and higher average selling prices for both our seamless and welded energy products. In addition, our employees achieved numerous record performances in safety, productivity, product yield, quality and customer service. I congratulate them on their performance. At December 31, 2004 we had nearly $31.0 million in cash and no borrowings against our $50.0 million credit facility.”

Robichaud went on to say, “The outlook for 2005 continues to be good. Oil and natural gas prices are at relatively high levels. Drilling for oil and natural gas remains strong both domestically and internationally. Total inventories of oil country tubular goods (OCTG) are still at relatively low levels. Imports captured approximately 30 percent of the total U.S. OCTG market in 2004. We expect imports will continue to be a significant factor going forward. The cost of steel coil and scrap should continue at relatively high levels this year. All things considered, demand for our energy tubular products is expected to be strong in 2005.”

-more-

The company will host a conference call and simultaneous web cast to discuss fourth quarter and year end 2004 results at 10:00 A.M. ET on Wednesday, February 9, 2005. Details concerning the conference call and web cast are available on the company’s web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company’s tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.

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CONTACT:	Linda A. Pleiman
Director of Investor Relations and Corporate Communications
NS GROUP, INC.
(859) 292-6814
www.nsgrouponline.com

NS Group, Inc.
Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2004	2004	2003	2004	2003
Net sales	$151,192	$122,120	$69,026	$467,262	$258,987
Cost of products sold	119,065	92,414	66,750	368,088	262,952

Gross profit (loss)	32,127	29,706	2,276	99,174	(3,965)
Selling, general and administrative	5,740	4,176	2,638	18,260	14,154
Restructuring charges	—	—	77	1,897	77

Operating income (loss)	26,387	25,530	(439)	79,017	(18,196)
Investment income (loss)	113	37	5	205	(117)
Interest expense	(203)	(197)	(316)	(1,071)	(3,391)
Other income, net	(256)	212	4,047	(62)	4,206

Income (loss) before income taxes	26,041	25,582	3,297	78,089	(17,498)
Provision (benefit) for income taxes	1,765	870	(169)	3,456	(169)

Net income (loss)	$24,276	$24,712	$3,466	$74,633	$(17,329)

Net income (loss) per common share
Basic	$1.12	$1.17	$0.17	$3.53	$(0.83)

Diluted	$1.10	$1.14	$0.17	$3.45	$(0.83)

Weighted average shares outstanding
Basic	21,645	21,160	20,890	21,162	20,774
Diluted	22,162	21,740	20,955	21,638	20,774
Product shipments — tons
Welded	64,800	55,000	60,100	240,900	254,500
Seamless	62,100	59,100	46,600	233,600	174,400

	126,900	114,100	106,700	474,500	428,900
Revenue per ton
Welded	$1,009	$920	$482	$830	$458
Seamless	$1,382	$1,210	$860	$1,144	$816
Average rig count	1,249	1,229	1,109	1,192	1,029

Selected Balance Sheet Data:

	December 31,	December 31,
	2004	2003
Cash and equivalents	$30,944	$2,628
Working capital	135,430	45,076
Total assets	265,701	165,860
Shareholders’ equity	174,323	88,608

Selected Cash Flow Data (for the year ended December 31):

	2004	2003
Cash provided (used) by -
Operating activities	$29,125	$(13,599)
Investing activities	3,457	5,040
Financing activities	(4,266)	(18,170)
Depreciation	5,403	6,672
Capital expenditures	(3,760)	(1,137)

NOTES:

1.	During the first quarter of 2004, the Company recorded restructuring charges of $1,897, or $0.09 per share, primarily as the result of an increase in estimated costs to settle operating contracts cancelled in the Company’s restructuring of operations in 2001.

2.	During the fourth quarter of 2003 , the Company recorded income of $4,019, or $0.19 per share, from the receipt of claim settlements with electrode suppliers relating to purchases of electrodes by the Company in prior years. These settlements are recorded in Other income, net.

3.	During the fourth quarter of 2003, the Company recorded income of $567, or $0.03 per share, from the receipt of payments under the “Continued Dumping and Subsidy Offset Act of 2000”. These recoveries are included in Selling, General & Administrative expense.

4.	During the fourth quarter of 2003, the Company recorded a charge of $231, or $0.01 per share, for impairment losses on certain long-lived assets. The charge is recorded to Cost of products sold.